Exhibit 99.1

News Release

CONTACT:	Bradley S. Adams (Analysts)	FOR IMMEDIATE RELEASE
	(513) 534-0983	January 18, 2005
Roberta R. Jennings (Media)
(513) 579-4153

FIFTH THIRD BANCORP REPORTS 2004 RESULTS

Fifth Third Bancorp’s 2004 fourth quarter earnings per diluted share were $.31, compared to $.77 per diluted share for the same period in 2003. Fourth quarter net income totaled $176 million compared to fourth quarter 2003’s net income of $442 million. Fourth quarter return on average assets (ROA) and return on average equity (ROE) were .72 percent and 7.6 percent, respectively, compared to 1.93 percent and 20.1 percent in 2003’s fourth quarter. Earnings per diluted share for the full year 2004 were $2.68, a decrease of seven percent over last year’s earnings of $2.87. ROA for the full year 2004 was 1.61 percent and ROE was 17.2 percent, compared to 1.90 percent and 19.0 percent, respectively, in 2003. Fourth quarter and full year earnings were negatively impacted by $326 million in total pre-tax ($208 million after-tax) termination charges and securities losses, or $.37 per diluted share, related to initiatives undertaken to better position the balance sheet for current and expected market conditions.

“2004 was a disappointing year in terms of the bottom line but we feel that we have taken the right steps to improve future results,” stated George A. Schaefer, Jr., President and CEO of Fifth Third Bancorp. “The prolonged nature and absolute low level of interest rates dramatically affected our financial statements. In 2004, we experienced significant declines in asset yields, net interest margin and returns on capital that ultimately led us to the decision to reposition the balance sheet. While this negatively impacted fourth quarter and full-year results, we believe it was in the best long-term interests of Fifth Third and its shareholders. The repositioning reflects the realization that a portion of our balance sheet was not earning an acceptable return on invested capital and served as an obstacle to the future earnings potential of Fifth Third. As a result of our actions this quarter, the balance sheet is now better positioned as the economy trends toward what we feel will be a more normalized interest rate environment.”

“Despite the difficulties encountered this year, I feel that we have accomplished many things to improve our competitive positioning and drive revenue and earnings growth in the years to come. In addition to continued momentum in loan generation and renewed strength in deposit growth, Fifth Third added 76 new banking center locations in 2004, excluding relocations, as a cost effective method of expansion in our largest affiliate markets. The acquisition and integration of Franklin Financial, combined with continuing de-novo expansion, provides entry into the attractive Nashville market, and with $1.9 billion in assets, is now the 13th largest affiliate in the Fifth Third network. The acquisition of First National Bankshares, a $5.7 billion asset bank holding company located primarily in the fast-growing markets of Orlando, Tampa Bay, Sarasota, Naples and Fort Myers, was announced in 2004 and subsequently completed early in 2005. First National was the largest bank holding company headquartered in the state of Florida and provides Fifth Third with a tremendous platform in some of the fastest growing deposit markets in the United States. We also invested significantly in information technology including the launch of an improved internet banking platform, meaningfully expanded our sales force and completed numerous automation and infrastructure improvements that will all serve to ensure the scalability and strength of your company.”

Balance Sheet Trends

Retail transaction account growth and commercial customer additions resulted in strong deposit trends in the second half of 2004. Compared to the same quarter last year, average transaction account balances increased by $3.3 billion, or eight percent, highlighted by strong growth in average demand deposits. Compared to the third quarter of 2004, average transaction account balances increased by $1.3 billion, or 12 percent on an annualized sequential basis. Average demand deposits increased by $569 million from the third quarter 2004, or 18 percent on an annualized sequential basis and increased by $1.6 billion, or 14 percent compared to the same quarter last year. Fifth Third is intensely focused on generating growth in customers and deposit balances and remains confident in its ability to competitively price and generate growth in an increasing interest rate environment. Deposit comparisons to 2003 are impacted by the second quarter 2004 acquisition of Franklin Financial Corporation. Exclusive of the impact of this transaction, average transaction account balances increased by seven percent over the same quarter last year; comparisons being provided to supplement an understanding of the fundamental deposit trends.

Loan and lease balances exhibited continued strength with period end loans and leases held for investment increasing by $1.8 billion from last quarter, or 12 percent on an annualized sequential basis. On an average basis, total loans and leases, including held for sale, increased by 10 percent over the same quarter last year and by nine percent for the full year. Period end commercial loan and lease balances increased by 14 percent over the same quarter last year and by $1.1 billion, or 15 percent on an annualized sequential basis. Installment loan originations remained solid during the fourth quarter and totaled $1.6 billion, compared to $1.8 billion last quarter, with period-end loan and lease balances increasing by 15 percent over the fourth quarter of last year and nine percent on an annualized sequential basis. Loan and lease comparisons to prior year periods are impacted by the addition of approximately $581 million in total loans in conjunction with the acquisition of Franklin Financial. Exclusive of the impact of this transaction, total commercial loan and lease balances increased 12 percent and total consumer loan and lease balances, excluding residential mortgages, increased five percent over last year; comparisons being provided to supplement an understanding of fundamental lending trends.

Compared to the third quarter of 2004, net interest income on a fully-taxable equivalent basis decreased two percent, or $15 million, due to a seven basis point (bp) decrease in the net interest margin on essentially flat average earning assets. As previously announced, Fifth Third has completed several significant initiatives in the fourth quarter of 2004 to improve its long-term profile, reduce the risks associated with increasing interest rates and improve returns on invested capital. These actions included: (i) sale of approximately $6.4 billion in the available-for-sale securities portfolio, or approximately 20 percent from the September 30, 2004 balance of $31.6 billion, with securities sold having a weighted average coupon of approximately 3.2 percent; (ii) the early retirement of approximately $2.8 billion of long-term debt with a weighted average rate of approximately 5.4 percent and a weighted average remaining maturity of approximately six years and; (iii) the termination of $2.8 billion in notional of receive-fixed/pay-variable interest rate swaps maturing through July 2007. These actions resulted in pre-tax securities losses of $79 million and pre-tax termination charges included in other noninterest expense related to the early retirement of long-term debt of $247 million in the fourth quarter. Additionally, Fifth Third reduced certain other wholesale borrowings in order to further decrease the speed at which liabilities reprice relative to earning assets in response to further anticipated increases in interest rates by the Federal Reserve. These actions stabilized and improved the net interest margin during the latter part of the fourth quarter and resulted in improved balance sheet positioning. Margin trends in 2005 will depend upon the speed of further interest rate changes, the level and mix of earning asset and deposit growth and the impact of capital management activities.

Fifth Third repurchased approximately 3.9 million shares of its common stock for $183 million in the fourth quarter of 2004 and 18.5 million shares for $987 million in all of 2004. As of December 31, 2004, the remaining authority under the share repurchase plan authorized by the Board of Directors was approximately 35.7 million shares. Subsequent to the end of the fourth quarter, Fifth Third repurchased 35.5 million shares of its common stock, approximately six percent of total outstanding shares, in an overnight share repurchase transaction on January 10, 2005. Fifth Third has historically operated with significant capital and liquidity on the balance sheet in order to maintain the flexibility to respond to changing economic conditions and the ability to execute strategic acquisitions. With current available short-term alternative investment options, an improving economy and a firming interest rate outlook, Fifth Third views the repurchase of common stock to be an attractive investment and an effective means of delivering value to shareholders. Tangible capital levels will decline as a result of this transaction but will remain strong on an overall basis and improve with expected earnings growth in 2005.

Noninterest Income

Fifth Third Processing Solutions, our electronic payment processing division, delivered an eight percent increase in revenues on both a fourth quarter and full year basis. Comparisons to prior periods are impacted by the sale of certain small merchant processing contracts in the second and third quarters of 2004. Excluding the revenue impact in the prior year periods, approximately $25 million in the fourth quarter and $70 million for all of 2004, fourth quarter and full year 2004 revenues increased by 28 percent and 23 percent over the same periods last year, respectively; comparisons being provided to supplement an understanding of these fundamental revenue trends. Fourth quarter trends are representative of continuing momentum in attracting new customer relationships and good results in the level of retail sales activity. Fifth Third continues to see significant opportunities to attract new financial institution customers and retailers.

Sales of commercial deposit accounts and corporate treasury management products led to an increase in deposit service revenues of six percent on a full year basis and one percent over the same quarter last year. Commercial deposit based revenues increased 14 percent on a full year basis and eight percent over the same quarter last year on the strength of Fifth Third’s continuing focus on sales force additions, new customer acquisition and cross-sell initiatives within its core middle-market commercial banking franchise. Retail deposit based revenues were essentially unchanged from prior year levels with modest increases in overdraft revenue largely offset by decreases in monthly account maintenance charges.

Investment Advisory revenues decreased by three percent over the same quarter last year and increased eight percent on a full year basis. The decrease in service revenue in the fourth quarter relative to last year and the third quarter of 2004 resulted primarily from declines in retail brokerage related revenues. The increase in revenue compared to last year resulted primarily from strengthening sales results in Retirement Plan Services and improved institutional asset management revenues. Fifth Third expects near and intermediate term revenue growth to be driven by the degree of success in continuing to grow the institutional money management business and in penetrating a large middle market commercial customer base with retirement and wealth planning services. Fifth Third Investment Advisors, among the largest money managers in the Midwest, has $34 billion in assets under management and $182 billion in assets under care.

Mortgage Banking net service revenue totaled $24 million in the fourth quarter and $178 million on a full year 2004 basis compared to $57 million in 2003’s fourth quarter and $302 million in all of 2003. Mortgage originations totaled $2.0 billion in the fourth quarter versus $1.7 billion last quarter and $1.9 billion in the fourth quarter of last year. Fourth quarter mortgage banking net service revenue was comprised of $41 million in total mortgage banking fees and loan sales, less $8 million of losses and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments and less $9 million in net valuation adjustments and amortization on mortgage servicing rights. The mark-to-market adjustments and settlement of free-standing derivative financial instruments and corresponding valuation adjustments resulted from interest rate volatility and the resulting impact of changing prepayment speeds on the mortgage servicing portfolio. Despite increased mortgage originations, fourth quarter mortgage net revenue experienced a $25 million decline relative to the third quarter of 2004 due to a $33 million unfavorable change in the mark-to-market adjustments and settlement of free-standing derivative financial instruments. Fifth Third continues to maintain its posture with regard to hedging activity to manage over time the risk associated with impairment changes incurred on its mortgage servicing rights portfolio. The mortgage servicing asset, net of the valuation reserve, was $339 million at December 31, 2004 on a servicing portfolio of $23 billion, compared to $334 million last quarter on a servicing portfolio of $23.5 billion.

Other noninterest income totaled $125 million in the fourth quarter and $671 million on a full year basis, compared to $112 million in the same quarter last year and $581 million for all of 2003. 2004 results included a total pre-tax gain of approximately $157 million ($91 million after-tax) on the second and third quarter sales of certain third-party sourced merchant processing contracts. 2003 results were impacted by a $22 million third quarter gain on the securitization and sale of $903 million of home equity lines of credit. Exclusive of these items, full-year other noninterest income experienced modest decreases across nearly all sub-categories with the largest declines concentrated in loan and lease fees relative to last year, and, on a sequential quarter basis, modest declines across consumer lending related revenue categories were offset by very strong growth in commercial banking revenue.

Credit Quality

Credit quality metrics and trends remained fairly consistent in the fourth quarter and improved significantly on a full year basis. Net charge-offs as a percentage of average loans and leases were 44 bp in the fourth quarter and 45 bp in all of 2004, compared to 72 bp in the fourth quarter of last year and 63 bp in all of 2003. Nonperforming assets were 51 bp of total loans and leases and other real estate owned at December 31, 2004, up slightly from 48 bp last quarter and improved from the 61 bp posted a year ago. Overall, the level of nonperforming loans and net charge-offs remain a small percentage of the total loan and lease portfolio. Net charge-offs were $65 million in the fourth quarter and $252 million in 2004, compared to $96 million in the same quarter last year and $312 million in all of 2003. The provision for loan and lease losses totaled $65 million in the fourth quarter and $268 million for the full year, compared to $94 million in the same quarter last year and $399 million in the full year 2003. Fifth Third expects credit quality trends in 2005 to remain similar to those seen in recent periods. Fifth Third previously included a reserve for unfunded commitments to lend within the “Reserve for Credit Losses.” As of December 31, 2004, the reserve for unfunded commitments to lend, totaling $72 million, has been reclassified to other liabilities.

Noninterest Expense

Total noninterest expense increased 42 percent over the fourth quarter last year and 17 percent on a full year basis with direct comparisons to prior periods impacted by the following factors: (i) the previously mentioned $247 million in charges related to the early retirement of approximately $2.8 billion of long-term debt in the fourth quarter of 2004; (ii) a charge of $78 million related to the early retirement of approximately $1 billion of Federal Home Loan Bank advances in the second quarter of 2004; (iii) a charge of $20 million related to the early retirement of approximately $200 million of Federal Home Loan Bank advances in the second quarter of 2003; and (iv) a $31 million pre-tax recovery in the second quarter of 2003 of previously charged-off treasury clearing and settlement account balances. Excluding the impact of these items, noninterest expense increased by approximately five percent from the fourth quarter of 2003 and by three percent on a full year basis; comparisons being provided to supplement an understanding of the fundamental trends in noninterest expense. Fifth Third’s efficiency ratio was 76.0 percent in the fourth quarter and 53.9 percent on a full year basis compared to 49.0 percent and 47.0 percent in the same periods last year. Expense trends were further impacted by significant investments in the sales force and retail distribution network as evidenced by the addition of almost 600 full time equivalent employees in the fourth quarter and the opening of 76 new banking centers that did not involve consolidation of existing facilities since the beginning of the year.

Conference Call

Fifth Third will host a conference call to discuss these fourth quarter financial results at 8:30 a.m. (Eastern Standard Time) today. Investors, analysts and other interested parties may dial into the conference call at 877-309-0967 for domestic access and 706-679-3977 for international access (password: Fifth Third). A replay of the conference call will be available for approximately seven days by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode: 3295299#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $94.5 billion in assets as of December 31, 2004. The Company operates 17 affiliates with 1,088 full-service Banking Centers, including 129 Bank Mart® locations open seven days a week inside select grocery stores and 1,976 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s Ohio and Michigan banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

This release may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined with Franklin Financial Corporation and/or First National Bankshares of Florida, Inc. within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This press release may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third, Franklin Financial Corporation, First National Bankshares and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, Franklin Financial Corporation, First National Bankshares and/or the combined company or the businesses in which Fifth Third, First National Bankshares and/or the combined company are engaged; (8) difficulties in combining the operations of Franklin Financial Corporation, First National Bankshares and/or other acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. We undertake no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. Further information on other factors which could affect the financial results of Fifth Third are included in Fifth Third’s, Franklin Financial’s and First National Bankshares’ filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission’s website at http://www.sec.gov and/or from Fifth Third.

# # #

FIFTH THIRD BANCORP AND SUBSIDIARIES

Financial Highlights

(unaudited)

	For the Three Months Ended
	December 31, 2004	December 31, 2003	Percent Change
Earnings ($ in millions, except per share data)
Net Interest Income (Taxable Equivalent)	$752	745	0.9
Net Income	176	442	(60.1)

Earnings Per Share
Basic	0.31	0.78	(60.3)
Diluted	0.31	0.77	(59.7)

Key Ratios (percent)
Return on Average Assets	0.72%	1.93	(62.7)
Return on Average Equity	7.6	20.1	(62.2)
Net Interest Margin (Taxable Equivalent)	3.35	3.54	(5.4)
Efficiency	76.0	49.0	55.1
Average Shareholders’ Equity to Average Assets	9.51	9.61	(1.0)
Regulatory Capital (a):
Tier 1 Capital	10.45	11.11	(5.9)
Total Capital	12.50	13.56	(7.8)
Tier 1 Leverage	8.89	9.23	(3.7)

Common Stock Data
Cash Dividends Declared Per Share	$0.35	0.29	20.7
Book Value Per Share	16.00	15.29	4.6
Market Price Per Share:
High	52.34	60.01	(12.8)
Low	45.32	55.47	(18.3)
End of Period	47.30	59.10	(20.0)
Price/Earnings Ratio (b)	17.65	20.59	(14.3)
	For the Year Ended
	December 31, 2004	December 31, 2003	Percent Change
Earnings ($ in millions, except per share data)
Net Interest Income (Taxable Equivalent)	$3,048	2,944	3.5
Net Income	1,525	1,665	(8.4)

Earnings Per Share
Basic	2.72	2.91	(6.5)
Diluted	2.68	2.87	(6.6)

Key Ratios (percent)
Return on Average Assets	1.61%	1.90	(15.3)
Return on Average Equity	17.2	19.0	(9.5)
Net Interest Margin (Taxable Equivalent)	3.48	3.62	(3.9)
Efficiency	53.9	47.0	14.7
Average Shareholders’ Equity to Average Assets	9.34	10.01	(6.7)

Common Stock Data
Cash Dividends Declared Per Share	$1.31	1.13	15.9
Market Price Per Share:
High	60.00	62.15	(3.5)
Low	45.32	47.05	(3.7)
(a)	December 31, 2004 regulatory capital ratios are estimated.
(b)	Based on the most recent twelve-month earnings per diluted share and end of period stock prices.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Financial Highlights

(unaudited)

Values Per Share

	Book Value Per Share				Market Price Range Per Share
	March 31	June 30	September 30	December 31	Low	High
1999	$9.78	$9.64	$9.63	$9.91	$38.58	$50.29
2000	10.07	10.42	10.82	11.83	29.33	60.88
2001	12.33	12.40	12.97	13.31	45.69	64.77
2002	13.59	14.31	14.69	14.98	55.26	69.70
2003	15.31	15.25	15.24	15.29	47.05	62.15
2004	15.77	14.97	16.11	16.00	45.32	60.00

Earnings Per Share, Basic
	For the Three Months Ended
	March 31	June 30	September 30	December 31		Year-to-Date
1999	$0.42	$0.41	$0.42	$0.30		$1.55
2000	0.43	0.39	0.51	0.53		1.86
2001	0.49	0.18	0.44	0.63		1.74
2002	0.63	0.65	0.67	0.69		2.64
2003	0.68	0.72	0.73	0.78		2.91
2004	0.76	0.80	0.84	0.31		2.72

Earnings Per Share, Diluted
	For the Three Months Ended
	March 31	June 30	September 30	December 31		Year-to-Date
1999	$0.41	$0.40	$0.41	$0.30		$1.53
2000	0.43	0.38	0.50	0.52		1.83
2001	0.48	0.18	0.43	0.61		1.70
2002	0.62	0.64	0.66	0.67		2.59
2003	0.67	0.71	0.72	0.77		2.87
2004	0.75	0.79	0.83	0.31		2.68

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited) ($ in millions, except per share data)

	For the Three Months Ended
	December 31, 2004	December 31, 2003
Interest Income
Interest and Fees on Loans and Leases	$775	668
Interest on Securities:
Taxable	293	307
Exempt from Income Taxes	11	13
Total Interest on Securities	304	320
Interest on Other Short-Term Investments	2	-
Total Interest Income	1,081	988
Interest Expense
Interest on Deposits:
Interest Checking	56	45
Savings	21	12
Money Market	16	8
Other Time	45	44
Certificates - $100,000 and Over	13	10
Foreign Office	20	14
Total Interest on Deposits	171	133
Interest on Federal Funds Purchased	24	19
Interest on Short-Term Bank Notes	6	-
Interest on Other Short-Term Borrowings	22	14
Interest on Long-Term Debt	115	87
Total Interest Expense	338	253
Net Interest Income	743	735
Provision for Loan and Lease Losses	65	94
Net Interest Income After Provision for Loan and Lease Losses	678	641
Noninterest Income
Electronic Payment Processing Revenue	173	160
Service Charges on Deposits	126	125
Mortgage Banking Net Revenue	24	57
Investment Advisory Revenue	82	85
Other Noninterest Income	125	112
Operating Lease Revenue	27	58
Securities (Losses) Gains, Net	(78)	2
Total Noninterest Income	479	599
Noninterest Expense
Salaries, Wages and Incentives	266	244
Employee Benefits	56	53
Equipment Expense	23	21
Net Occupancy Expense	48	47
Operating Lease Expense	20	44
Other Noninterest Expense	522	248
Total Noninterest Expense	935	657
Income from Continuing Operations Before Income Taxes	222	583
Applicable Income Taxes	46	182
Income from Continuing Operations	176	401
Income from Discontinued Operations, Net of Tax	-	41
Net Income	$176	442
Net Income Available to Common Shareholders (a)	$176	441
Basic Earnings Per Share:
Income from Continuing Operations	$0.31	0.71
Income from Discontinued Operations	-	0.07
Net Income	$0.31	0.78
Diluted Earnings Per Share:
Income from Continuing Operations	$0.31	0.70
Income from Discontinued Operations	-	0.07
Net Income	$0.31	0.77
(a)	Dividend on Preferred Stock is $.185 million for the three months ended December 31, 2004 and 2003.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income

(unaudited) ($ in millions, except per share data)

	For the Year Ended
	December 31, 2004	December 31, 2003
Interest Income
Interest and Fees on Loans and Leases	$2,847	2,711
Interest on Securities:
Taxable	1,217	1,226
Exempt from Income Taxes	45	51
Total Interest on Securities	1,262	1,277
Interest on Other Short-Term Investments	5	3
Total Interest Income	4,114	3,991
Interest Expense
Interest on Deposits:
Interest Checking	174	189
Savings	58	64
Money Market	39	32
Other Time	162	196
Certificates - $100,000 and Over	48	63
Foreign Office	58	44
Total Interest on Deposits	539	588
Interest on Federal Funds Purchased	77	80
Interest on Short-Term Bank Notes	15	-
Interest on Other Short-Term Borrowings	78	55
Interest on Long-Term Debt	393	363
Total Interest Expense	1,102	1,086
Net Interest Income	3,012	2,905
Provision for Loan and Lease Losses	268	399
Net Interest Income After Provision for Loan and Lease Losses	2,744	2,506
Noninterest Income
Electronic Payment Processing Revenue	622	575
Service Charges on Deposits	515	485
Mortgage Banking Net Revenue	178	302
Investment Advisory Revenue	360	332
Other Noninterest Income	671	581
Operating Lease Revenue	156	124
Securities (Losses) Gains, Net	(37)	81
Securities Gains, Net - Non-Qualifying Hedges on Mortgage Servicing	-	3
Total Noninterest Income	2,465	2,483
Noninterest Expense
Salaries, Wages and Incentives	1,018	1,031
Employee Benefits	261	240
Equipment Expense	84	82
Net Occupancy Expense	185	159
Operating Lease Expense	114	94
Other Noninterest Expense	1,310	945
Total Noninterest Expense	2,972	2,551
Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	2,237	2,438
Applicable Income Taxes	712	786
Income from Continuing Operations Before Minority Interest and Cumulative Effect	1,525	1,652
Minority Interest, Net of Tax	-	(20)
Income from Continuing Operations Before Cumulative Effect	1,525	1,632
Income from Discontinued Operations, Net of Tax	-	44
Income Before Cumulative Effect	1,525	1,676
Cumulative Effect of Change in Accounting Principle, Net of Tax	-	(11)
Net Income	$1,525	1,665
Net Income Available to Common Shareholders (a)	$1,524	1,664
Basic Earnings Per Share:
Income from Continuing Operations	$2.72	2.85
Income from Discontinued Operations	-	0.08
Cumulative Effect of Change in Accounting Principle, Net	-	(0.02)
Net Income	$2.72	2.91
Diluted Earnings Per Share:
Income from Continuing Operations	$2.68	2.81
Income from Discontinued Operations	-	0.08
Cumulative Effect of Change in Accounting Principle, Net	-	(0.02)
Net Income	$2.68	$2.87
(a)	Dividend on Preferred Stock is $.740 million for the year ended December 31, 2004 and 2003.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders’ Equity

(unaudited) ($ in millions, except per share data)

	For the Three Months Ended
	December 31, 2004	December 31, 2003
Total Shareholders’ Equity, Beginning	$9,040	8,694
Net Income	176	442
Other Comprehensive Income, Net of Tax:
Change in Unrealized Gains and (Losses) on Available-for-Sale Securities, Qualifying Cash Flow Hedges and Additional Pension Liability	49	(111)
Net Income and Other Comprehensive Income	225	331
Cash Dividends Declared:
Common Stock (2004 - $.35 per share and 2003 - $.29 per share)	(195)	(164)
Preferred Stock (a)	-	-
Stock Options Exercised Including Treasury Shares Issued	11	29
Stock-Based Compensation Expense	23	23
Loans Repaid Related to Exercise of Stock Options, Net	2	3
Change in Corporate Tax Benefit Related to Stock-Based Compensation	2	22
Shares Purchased	(183)	(271)
Other	(1)	-
Total Shareholders’ Equity, Ending	$8,924	8,667
(a)	Dividend on Preferred Stock is $.185 million for the three months ended December 31, 2004 and 2003.

	For the Year Ended
	December 31, 2004	December 31, 2003
Total Shareholders’ Equity, Beginning	$8,667	8,604
Net Income	1,525	1,665
Other Comprehensive Income, Net of Tax:
Change in Unrealized Gains and (Losses) on Available-for-Sale Securities, Qualifying Cash Flow Hedges and Additional Pension Liability	(49)	(489)
Net Income and Other Comprehensive Income	1,476	1,176
Cash Dividends Declared:
Common Stock (2004 - $1.31 per share and 2003 - $1.13 per share)	(735)	(645)
Preferred Stock (b)	(1)	(1)
Stock Options Exercised Including Treasury Shares Issued	89	97
Stock-Based Compensation Expense	87	110
Loans Issued Related to Exercise of Stock Options, Net	-	(34)
Change in Corporate Tax Benefit Related to Stock-Based Compensation	11	18
Shares Purchased	(987)	(655)
Acquisitions	317	-
Other	-	(3)
Total Shareholders’ Equity, Ending	$8,924	8,667
(b)	Dividend on Preferred Stock is $.740 million for the year ended December 31, 2004 and 2003.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Condensed Consolidated Quarterly Statements of Income (Taxable Equivalent)

(unaudited) ($ in millions)

	For the Three Months Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Interest Income	$1,081	1,043	1,000	990	988
Taxable Equivalent Adjustment	9	9	9	9	10
Interest Income (Taxable Equivalent)	1,090	1,052	1,009	999	998
Interest Expense	338	286	238	240	253
Net Interest Income (Taxable Equivalent)	752	766	771	759	745
Provision for Loan and Lease Losses	65	26	90	87	94
Net Interest Income After Provision for Loan and Lease Losses (Taxable Equivalent)	687	740	681	672	651
Noninterest Income	479	611	749	626	599
Noninterest Expense	935	648	742	648	657
Income from Continuing Operations Before Income Taxes (Taxable Equivalent)	231	703	688	650	593
Applicable Income Taxes	46	223	231	211	182
Taxable Equivalent Adjustment	9	9	9	9	10
Income from Continuing Operations	176	471	448	430	401
Income from Discontinued Operations, Net of Tax	-	-	-	-	41
Net Income	$176	471	448	430	442
Net Income Available to Common Shareholders (a)	$176	471	448	430	441
(a)	Dividend on Preferred Stock is $.185 million for all quarters presented.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Noninterest Income and Noninterest Expense

(unaudited) ($ in millions)

	For the Three Months Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Noninterest Income
Electronic Payment Processing Revenue	$173	152	148	148	160
Service Charges on Deposits	126	134	131	123	125
Mortgage Banking Net Revenue	24	49	61	44	57
Investment Advisory Revenue	82	88	97	93	85
Other Noninterest Income	125	137	268	141	112
Operating Lease Revenue	27	35	44	52	58
Securities (Losses) Gains, Net	(78)	16	-	25	2
Total Noninterest Income	$479	611	749	626	599
Noninterest Expense
Salaries, Wages and Incentives	$266	252	254	245	244
Employee Benefits	56	64	66	76	53
Equipment Expense	23	22	19	20	21
Net Occupancy Expense	48	45	47	46	47
Operating Lease Expense	20	24	32	38	44
Other Noninterest Expense (a)	522	241	324	223	248
Total Noninterest Expense	$935	648	742	648	657

Full-Time Equivalent Employees	19,659	19,061	18,937	18,583	18,899
Banking Centers	1,011	1,005	992	960	952
(a)	Includes intangible amortization expense of $7 million, $7 million, $6 million, $9 million and $10 million for the three months ended December 31, 2004, September 30, 2004, June 30, 2004, March 31, 2004 and December 31, 2003, respectively.

FIF TH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets

(unaudited) ($ in millions, except share data)

	As of
	December 31, 2004	December 31, 2003
Assets
Cash and Due from Banks	$2,561	2,359
Available-for-Sale Securities (a)	24,687	28,999
Held-to-Maturity Securities (b)	255	135
Trading Securities	77	55
Other Short-Term Investments	532	268
Loans Held for Sale	559	1,881
Loans and Leases:
Commercial Loans	16,058	14,209
Construction Loans	4,726	3,636
Commercial Mortgage Loans	7,636	6,894
Commercial Lease Financing	4,634	4,430
Residential Mortgage Loans	6,988	4,425
Consumer Loans	18,923	17,432
Consumer Lease Financing	2,273	2,709
Unearned Income	(1,430)	(1,427)
Total Loans and Leases	59,808	52,308
Reserve for Loan and Lease Losses	(713)	(697)
Total Loans and Leases, net	59,095	51,611
Bank Premises and Equipment	1,315	1,061
Operating Lease Equipment	304	767
Accrued Interest Receivable	397	408
Goodwill	979	738
Intangible Assets	150	195
Servicing Rights	352	299
Other Assets	3,193	2,478
Total Assets	$94,456	91,254

Liabilities
Deposits:
Demand	$13,486	12,142
Interest Checking	19,481	19,757
Savings	8,310	7,375
Money Market	4,321	3,201
Other Time	6,837	6,201
Certificates - $100,000 and Over	2,121	1,856
Foreign Office	3,670	6,563
Total Deposits	58,226	57,095
Federal Funds Purchased	4,714	6,928
Short-Term Bank Notes	775	500
Other Short-Term Borrowings	4,537	5,742
Accrued Taxes, Interest and Expenses	2,216	2,200
Other Liabilities	1,081	1,059
Long-Term Debt	13,983	9,063
Total Liabilities	85,532	82,587
Total Shareholders’ Equity (c)	8,924	8,667
Total Liabilities and Shareholders’ Equity	$94,456	91,254
(a)	Amortized cost: December 31, 2004 - $24,801 and December 31, 2003 - $29,076
(b)	Market values: December 31, 2004 - $255 and December 31, 2003 - $135
(c)	Common Shares: Stated value $2.22 per share; authorized 1,300,000,000; outstanding December 31, 2004 - 557,648,989
(excluding 25,802,702 treasury shares) and December 31, 2003 - 566,685,301 (excluding 16,766,390 treasury shares).

FIFTH THIRD BANCORP AND SUBSIDIARIES

Loans and Leases Serviced

(unaudited) ($ in millions)

	As of
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Commercial:
Commercial Loans	$16,058	15,259	15,244	14,469	14,209
Mortgage	7,636	7,644	7,541	7,197	6,894
Construction	4,348	4,077	3,768	3,493	3,301
Leases	3,426	3,357	3,275	3,327	3,264
Subtotal	31,468	30,337	29,828	28,486	27,668
Consumer:
Consumer Loans	18,080	17,829	17,522	17,037	16,670
Mortgage & Construction	7,366	6,852	6,213	5,264	4,760
Credit Card	843	809	779	757	762
Leases	2,051	2,209	2,337	2,368	2,448
Subtotal	28,340	27,699	26,851	25,426	24,640
Total Loans and Leases	59,808	58,036	56,679	53,912	52,308

Loans Held for Sale	559	452	577	1,661	1,881

Operating Lease Equipment	304	394	525	658	767

Loans and Leases Serviced for Others:
Residential Mortgage (a)	23,026	23,458	23,943	24,114	24,495
Commercial Mortgage (b)	2,045	2,091	2,104	2,147	2,085
Commercial Loans (c)	1,941	2,033	1,913	1,953	1,790
Commercial Leases (b)	323	220	217	226	185
Consumer Loans (d)	1,298	1,407	1,511	832	866
Total Loans and Leases Serviced for Others	28,633	29,209	29,688	29,272	29,421
Total Loans and Leases Serviced	$89,304	88,091	87,469	85,503	84,377
(a)	Fifth Third sells certain residential mortgage loans, primarily conforming and fixed-rate in nature, and retains servicing responsibilities.
(b)	Fifth Third sells certain commercial mortgage loans and commercial leases and retains servicing responsibilities.
(c)	Fifth Third transfers, subject to credit recourse and with servicing retained, certain investment grade commercial loans to an unconsolidated qualified special purpose entity (QSPE), which is wholly-owned by an independent third party.
(d)	Fifth Third sells certain consumer loans and retains servicing responsibilities.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields (Taxable Equivalent) and Rates

(unaudited) ($ in millions)

	For the Three Months Ended
	December 31, 2004		December 31, 2003
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Interest-Earning Assets:
Loans and Leases	$59,440	5.20%	$53,886	4.94%
Taxable Securities	28,379	4.11	28,362	4.29
Tax Exempt Securities	866	7.37	1,026	7.41
Other Short-Term Investments	480	2.00	206	0.45
Total Interest-Earning Assets	89,165	4.86	83,480	4.74
Cash and Due from Banks	2,445		2,044
Other Assets	6,171		5,863
Reserve for Loan and Lease Losses	(719)		(771)
Total Assets	$97,062		$90,616

Liabilities
Interest-Bearing Liabilities:
Interest Checking	$19,345	1.14%	$19,303	0.93%
Savings	8,447	1.01	7,700	0.60
Money Market	4,227	1.53	3,388	0.89
Other Time	6,681	2.71	6,086	2.81
Certificates-$100,000 and Over	2,106	2.41	2,170	1.82
Foreign Office Deposits	4,073	1.94	5,606	1.01
Federal Funds Purchased	4,880	1.98	7,503	1.02
Short-Term Bank Notes	1,188	1.97	87	1.06
Other Short-Term Borrowings	5,140	1.67	6,664	0.86
Long-Term Debt	15,585	2.92	9,149	3.78
Total Interest-Bearing Liabilities	71,672	1.87	67,656	1.48
Demand Deposits	13,107		11,460
Other Liabilities	3,054		2,792
Total Liabilities	87,833		81,908
Shareholders’ Equity	9,229		8,708
Total Liabilities and Shareholders’ Equity	$97,062		$90,616

Average Common Shares Outstanding:
Basic	560,161,550		568,104,211
Diluted	566,107,746		576,881,193

Ratios:
Net Interest Margin (Taxable Equivalent)		3.35%		3.54%
Net Interest Rate Spread (Taxable Equivalent)		2.99%		3.26%
Interest-Bearing Liabilities to Interest-Earning Assets		80.38%		81.04%

FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Average Balance Sheets, Yields (Taxable Equivalent) and Rates

(unaudited) ($ in millions)

	For the Year Ended
	December 31, 2004		December 31, 2003
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Interest-Earning Assets:
Loans and Leases	$57,042	5.01%	$52,414	5.20%
Taxable Securities	29,365	4.15	27,584	4.45
Tax Exempt Securities	917	7.44	1,056	7.26
Other Short-Term Investments	315	1.48	307	0.97
Total Interest-Earning Assets	87,639	4.73	81,361	4.95
Cash and Due from Banks	2,216		1,600
Other Assets	5,763		5,250
Reserve for Loan and Lease Losses	(722)		(730)
Total Assets	$94,896		$87,481

Liabilities
Interest-Bearing Liabilities:
Interest Checking	$19,434	0.89%	$18,679	1.01%
Savings	7,941	0.72	8,020	0.79
Money Market	3,473	1.12	3,189	1.01
Other Time	6,208	2.62	6,426	3.04
Certificates-$100,000 and Over	2,403	1.99	3,832	1.65
Foreign Office Deposits	4,449	1.31	3,862	1.13
Federal Funds Purchased	5,896	1.30	7,001	1.14
Short-Term Bank Notes	1,003	1.46	22	1.06
Other Short-Term Borrowings	6,640	1.17	5,350	1.03
Long-Term Debt	13,323	2.95	8,747	4.15
Total Interest-Bearing Liabilities	70,770	1.56	65,128	1.67
Demand Deposits	12,327		10,482
Other Liabilities	2,939		2,883
Total Liabilities	86,036		78,493
Minority Interest	-		234
Shareholders’ Equity	8,860		8,754
Total Liabilities and Shareholders’ Equity	$94,896		$87,481

Average Common Shares Outstanding:
Basic	561,258,539		571,590,128
Diluted	568,234,313		580,003,074

Ratios:
Net Interest Margin (Taxable Equivalent)		3.48%		3.62%
Net Interest Rate Spread (Taxable Equivalent)		3.17%		3.28%
Interest-Bearing Liabilities to Interest-Earning Assets		80.75%		80.05%

FIFTH THIRD BANCORP AND SUBSIDIARIES

Regulatory Capital

(unaudited) ($ in millions)

	December 31, 2004 (a)	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Tier 1 Capital:
Shareholders’ Equity	$8,924	9,040	8,393	8,864	8,667
Goodwill and Certain Other Intangibles	(1,129)	(1,137)	(1,143)	(893)	(933)
Unrealized Losses/(Gains)	101	146	491	(162)	57
Other	627	617	605	585	481
Total Tier 1 Capital	$8,523	8,666	8,346	8,394	8,272
Total Capital:
Tier 1 Capital	$8,523	8,666	8,346	8,394	8,272
Qualifying Reserves for Credit Losses	805	806	831	801	787
Qualifying Subordinated Notes	868	868	932	926	1,037
Total Risk-Based Capital	$10,196	10,340	10,109	10,121	10,096
Risk-Weighted Assets	$81,536	80,749	78,779	76,587	74,477
Ratios (percent):
Average Shareholders’ Equity to Average Assets	9.51%	9.21	9.08	9.55	9.61
Regulatory Capital:
Tier 1 Capital	10.45%	10.73	10.59	10.96	11.11
Total Capital	12.50%	12.81	12.83	13.22	13.56
Tier 1 Leverage	8.89%	9.13	8.97	9.23	9.23
(a)	December 31, 2004 regulatory capital data and ratios are estimated.

FIFTH THIRD BANCORP AND SUBSIDIARIES

Asset Quality

(unaudited) ($ in millions)

Summary of Credit Loss Experience	For the Three Months Ended
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Losses Charged Off:
Commercial, Financial and Agricultural Loans	$(19)	(24)	(21)	(31)	(57)
Real Estate - Commercial Mortgage Loans	(7)	(1)	(2)	(3)	(2)
Real Estate - Construction Loans	(3)	-	(3)	(1)	(1)
Real Estate - Residential Mortgage Loans	(4)	(3)	(3)	(4)	(9)
Consumer Loans	(42)	(37)	(38)	(40)	(37)
Lease Financing	(9)	(7)	(9)	(9)	(9)
Total Losses	(84)	(72)	(76)	(88)	(115)
Recoveries of Losses Previously Charged Off:
Commercial, Financial and Agricultural Loans	4	3	3	4	5
Real Estate - Commercial Mortgage Loans	1	1	1	1	1
Real Estate - Construction Loans	-	-	-	-	-
Real Estate - Residential Mortgage Loans	-	-	-	-	-
Consumer Loans	12	9	11	10	11
Lease Financing	2	2	2	2	2
Total Recoveries	19	15	17	17	19
Net Losses Charged Off:
Commercial, Financial and Agricultural Loans	(15)	(21)	(18)	(27)	(52)
Real Estate - Commercial Mortgage Loans	(6)	-	(1)	(2)	(1)
Real Estate - Construction Loans	(3)	-	(3)	(1)	(1)
Real Estate - Residential Mortgage Loans	(4)	(3)	(3)	(4)	(9)
Consumer Loans	(30)	(28)	(27)	(30)	(26)
Lease Financing	(7)	(5)	(7)	(7)	(7)
Total Net Losses Charged Off	$(65)	(57)	(59)	(71)	(96)
Reserve for Loan and Lease Losses, Beginning	$713	744	713	697	772
Total Net Losses Charged Off	(65)	(57)	(59)	(71)	(96)
Provision for Loan and Lease Losses	65	26	90	87	94
Reclassification of Reserve Related to Unfunded Commitments (a)	-	-	-	-	(73)
Reserve for Loan and Lease Losses, Ending	713	713	744	713	697
Reserve for Unfunded Commitments, Beginning	72	68	70	73	-
Change - Other Noninterest Expense	-	4	(2)	(3)	-
Reclassification of Reserve Related to Unfunded Commitments (a)	-	-	-	-	73
Reserve for Unfunded Commitments, Ending	72	72	68	70	73

Components of Reserve for Credit Losses:
Reserve for Loan and Lease Losses	713	713	744	713	697
Reserve for Unfunded Commitments (a)	72	72	68	70	73
Total Reserve for Credit Losses	$785	785	812	783	770

Nonperforming and Underperforming Assets
	As of
	December 31, 2004	September 30, 2004	June 30, 2004	March 31, 2004	December 31, 2003
Nonaccrual Loans and Leases (b)	$228	207	216	233	242
Renegotiated Loans and Leases	1	3	3	1	8
Other Assets, Including Other Real Estate Owned	74	72	64	74	69
Total Nonperforming Assets	303	282	283	308	319
Ninety Days Past Due Loans and Leases (b)	142	137	132	133	145
Total Underperforming Assets	$445	419	415	441	464
Average Loans and Leases (c)	$58,714	57,160	54,960	52,927	52,402
Loans and Leases (c)	59,808	58,036	56,679	53,912	52,308
Ratios
Net Losses Charged Off as a Percent of Average Loans and Leases	0.44%	0.40	0.43	0.54	0.72
Reserve for Loan and Lease Losses as a Percent of Loans and Leases	1.19%	1.23	1.31	1.32	1.33
Reserve for Credit Losses as a Percent of Loans and Leases	1.31%	1.35	1.43	1.45	1.47
Nonperforming Assets as a Percent of Loans, Leases and Other Assets, Including Other Real Estate Owned	0.51%	0.48	0.50	0.57	0.61
Underperforming Assets as a Percent of Loans, Leases and Other Assets, Including Other Real Estate Owned	0.74%	0.72	0.73	0.82	0.89
(a)	As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. Amounts presented in all periods shown have been reclassified to conform to the current presentation.
(b)	Nonaccrual includes $22 million and Ninety Days Past Due includes $39 million of residential mortgage loans as of December 31, 2004.
(c)	Excludes loans held for sale.